   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2000

                                                      REGISTRATION NO. 333-94899
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 4
                                       TO


                                    FORM F-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                         FLAG TELECOM HOLDINGS LIMITED

             (Exact name of registrant as specified in its charter)

           BERMUDA                         4813                   NOT REQUIRED
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

             EMPORIUM BUILDING                                FLAG TELECOM USA LTD.
              69 FRONT STREET                                 570 LEXINGTON AVENUE
          HAMILTON HM12, BERMUDA                            NEW YORK, NEW YORK 10020
              (441) 296-0909                                     (212) 319-2121
(Address, including zip code, and telephone        (Name and address, including zip code, and
      number, including area code, of               telephone number, including area code, of
 registrant's principal executive offices)                     agent for service)

                            ------------------------

                                   COPIES TO:

         DAVID W. POLLAK, ESQ.                          ALAN L. BELLER, ESQ.
      MORGAN, LEWIS & BOCKIUS LLP                         DAVID LOPEZ, ESQ.
            101 PARK AVENUE                      CLEARY, GOTTLIEB, STEEN & HAMILTON
       NEW YORK, NEW YORK 10178                           ONE LIBERTY PLAZA
            (212) 309-6058                            NEW YORK, NEW YORK 10006
          FAX: (212) 309-6273                              (212) 225-2000
                                                         FAX: (212) 225-3999

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses (other than underwriting compensation we expect to incur) in connection with this offering. All of these amounts (except the SEC registration fee, the NASD filing fee and the London Stock Exchange filing fee) are estimated.

SEC registration fee........................................  $  230,834
NASDAQ listing fee..........................................      95,000
NASD filing fee.............................................      30,000
Blue Sky fees and expenses..................................      12,000
London Stock Exchange filing fee............................      90,000
Printing and Engraving Costs................................     560,000
Legal fees and expenses.....................................     985,000
Accounting fees and expenses................................     880,000
Transfer Agent and Registrar fees and expenses..............       3,500
Miscellaneous...............................................     100,000
                                                              ----------
Total.......................................................  $2,986,334
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our By-Laws provide that our directors and officers and former directors and officers shall be indemnified to the fullest extent permitted by The Companies Act of Bermuda 1981, as amended from time to time, and provides for advances to any indemnified director or officer of expenses in connection with actual proceedings and claims arising out of their status as our director or officer. We also maintain a directors' and officers' liability insurance policy on behalf of our directors and officers.

    Section 8 of the Underwriting Agreement to be filed as Exhibit 1 provides that the underwriters named therein will indemnify and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 8 of the Underwriting Agreement also provides that these underwriters will contribute to certain liabilities of these persons under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    We were formed on February 26, 1999 in connection with a reorganization of the FLAG Telecom family of companies. As a result of this reorganization, we became the parent holding company for the FLAG Telecom family of companies and the owner of a 66% interest in FLAG Limited. Also as part of the reorganization, pursuant to Share Transfer Forms and Subscription Forms which each of the shareholders of FLAG Limited executed, the shareholders of FLAG Limited transferred the number of common shares of FLAG Limited set forth below opposite their names, or 418,259,610 common shares in the aggregate, in consideration for a corresponding number of our common shares.

                                                               NUMBER OF
                                                               SHARES OF
                                                                 FLAG
                                                                LIMITED
FLAG LIMITED SHAREHOLDERS                                     TRANSFERRED
------------------------------------------------------------  -----------
K.I.N. (Thailand) Company Limited...........................  108,780,684
Bell Atlantic Network Systems Company.......................   21,996,930
AT&T Capital Corporation....................................    5,488,830
GE Capital Project Finance VI Ltd...........................   16,466,490
The Asian Infrastructure Fund...............................   54,390,342
Gulf Associates Communications, Limited.....................   13,987,518
Marubeni Telecom Development Limited........................   60,747,672
Rathburn Limited............................................  136,401,144

    On January 4, 2000 we issued 217,536,730 common shares to Bell Atlantic in connection with its exchange of the shares held by Bell Atlantic in FLAG Limited for our common shares. The share numbers set forth in the preceding discussion do not reflect the reverse stock split of 6:1 we intend to effect in connection with this offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1              Form of Underwriting Agreement**

         3.1            Memorandum of Association of FLAG Telecom**

         3.2            By-laws of FLAG Telecom**

         4.1            Form of share certificate**

         4.2            Letter to GE Capital Project Finance VI Ltd. from FLAG
                          Telecom regarding registration rights**

         4.3            Letter to AT&T Capital Corporation from FLAG Telecom
                          regarding registration rights**

         4.4            Grant of options to Andres Bande pursuant to the Long-Term
                          Incentive Plan of FLAG Telecom**

         4.5            Grant of options to Edward McCormack pursuant to the
                          Long-Term Incentive Plan of FLAG Telecom**

         4.6            Grant of options to Stuart Rubin pursuant to the Long-Term
                          Incentive Plan of FLAG Telecom**

         4.7            Form of Registration Rights Agreement**

         5              Opinion of Appleby, Spurling & Kempe

        10.1            Long-Term Incentive Plan of FLAG Telecom**

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.2            Credit Agreement, dated as of January 28, 1998, among FLAG
                          Limited, the Term Lenders thereto, the Revolving Lenders
                          thereto, Barclays Bank PLC and International Trust Company of Bermuda Limited, including all amendments thereto**#

        10.3            Indenture for 8 1/4% Senior Notes Due 2008, dated as of
                          January 30, 1998, between FLAG Limited and IBJ Schroeders
                          Bank & Trust Company**

        10.4            Further Restated Shareholders Agreement, dated 8 October
                          1999, between FLAG Atlantic Holdings Limited and GTS
                          TransAtlantic Holdings, Ltd.+**#

        10.5            Exchange Agreement and Plan of Reorganization, dated as of
                          February 26, 1999, between FLAG Telecom and Bell Atlantic
                          Network Systems Company**

        10.6            Tax Agreement, dated as of February 26, 1999, among FLAG
                          Telecom, Bell Atlantic Corporation and Bell Atlantic
                          Network Systems Company**

        10.7            Marketing Transition Agreement, dated as of May 14, 1998,
                          among FLAG Limited, Bell Atlantic Network Systems Company
                          and NYNEX Network Systems Company**#

        10.8            Employee Services Agreement, dated as of May 21, 1998,
                          between FLAG Limited and Bell Atlantic Global Systems
                          Company**

        10.9            Construction and Maintenance Agreement, dated as of December
                          14, 1994, among FLAG Limited and each of the landing party and other signatories**#

        10.10           Operations Contract for the FLAG Network Operations Center,
                          dated as of June 30, 1997, between FLAG Limited and
                          Emirates Telecommunications Corporation**

        10.11           Credit Agreement dated as of October 8, 1999 among FLAG
                          Atlantic Limited, Barclays Bank plc, as the Administrative
                          Agent, Dresdner Bank AG, New York Branch, as the
                          Documentation Agent, Westdeutsche Landesbank Girozentrale,
                          New York Branch, as the Syndication Agent, Barclays Bank
                          plc and the other Lenders listed therein, as Lenders and
                          Barclays Capital, as the Lead Arranger+**#

        10.12           FLAG Atlantic Fibre Optic Cable System Contract, dated
                          20 September 1999, among FLAG Atlantic Limited, FLAG
                          Atlantic UK Limited, FLAG Atlantic USA Limited, FLAG
                          Atlantic France SARL, Alcatel Submarine Networks, Alcatel
                          Submarine Networks, Alcatel Submarine Networks Inc. and
                          Alcatel Submarine Networks Limited+**#

        10.13           Equity Contribution Agreement, dated as of October 8, 1999, among FLAG Atlantic Limited, FLAG Atlantic Holdings
                          Limited and Barclays Bank plc, as Administrative Agent**

        10.14           Equity Contribution Agreement, dated as of October 8, 1999, among FLAG Atlantic Limited, GTS TransAtlantic Holdings,
                          Ltd. and Barclays Bank plc, as Administrative Agent**

        10.15           Limited Guarantee Agreement, dated as of October 8, 1999,
                          made by FLAG Atlantic Holdings Limited in favor of Barclays Bank plc, as Secured Party**

        10.16           Shareholder Pledge Agreement, dated as of October 8, 1999, among GTS TransAtlantic Holdings, Ltd., FLAG Atlantic
                          Holdings Limited and Barclays Bank plc, as Secured
                          Party**#

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.17           Capacity Right of Use Agreement dated 7 October, 1999 among
                          FLAG Atlantic Limited, FLAG Atlantic USA Limited and NYNEX
                          Long Distance Company, d/b/a Bell Atlantic Long
                          Distance+**#

        10.18           Capacity Right of Use Agreement dated 8 October, 1999 among
                          FLAG Atlantic Limited, FLAG Atlantic USA Limited, and
                          GTE+**#

        10.19           Fibre, Capacity and Facilities Purchase Agreement dated 8
                          October, 1999 among FLAG Atlantic Limited, FLAG Atlantic
                          USA Limited, and GTS Transatlantic Carrier Services
                          Limited+**#

        10.20           Capacity Right of Use Agreement dated 17 November, 1999
                          among FLAG Atlantic Limited, FLAG Atlantic USA Limited,
                          PSINetworks Company, PSINet Telecom Limited and
                          PSINetworks SARL+**#

        10.21           Indefeasible Right of Use Agreement dated 8 October, 1999
                          among FLAG Atlantic Limited, FLAG Atlantic USA Limited and
                          Teleglobe USA Inc.+**#

        10.22           South East Asia and Indian Ocean Cable Maintenance
                          Agreement, dated as of June 1, 1986, among FLAG Limited and the other parties listed on Schedule A1 and Supplemental Agreements thereto+**#

        10.23           Atlantic Cable and Maintenance Repair Agreement, dated as of
                          January 20, 1998, among FLAG Limited and the parties
                          identified in Schedule A attached thereto**#

        10.24           Mediterranean Cable Maintenance Agreement, dated April 20,
                          1999, among FLAG Limited and the other Signatories listed
                          on Schedule A1 thereto+**#

        10.25           ROV Service Agreement, dated as of January 1, 1999, among
                          FLAG Limited, France Cables et Radio, Elettra TLC S.p.A.
                          and the other entities identified on Schedule 1 thereto+**#

        10.26           SCARAB III and IV Users Agreement dated February 28, 1990
                          among FLAG Limited and those other parties listed**#

        10.27           Primary Supplier Agreement dated January 18, 2000 between
                          Bell Atlantic Global Systems Company and the Company**#

        13              Form 20-F filed as of April 13, 1999 (File No. 333-08456)
                          (Incorporated by reference)

        21              List of subsidiaries of the Company**

        23.1            Consent of Arthur Andersen & Co.

        23.2            Consent of Appleby, Spurling & Kempe (filed as part of
                          Exhibit 5)

        23.3            Consent of Michael Fitzpatrick**

        23.4            Consent of Edward J. McQuaid**

        23.5            Consent of Philip Seskin**

        24              Powers of Attorney (included on signature page)**


------------------------

    **  Previously filed.

    +   Confidential treatment has been requested with respect to portions of this exhibit.


    #  Schedules, Annexes or Exhibits filed.

    (b) Financial Statement Schedules
       2. Movements in Qualifying and Valuation Accounts.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes as follows:

(1) The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, FLAG Telecom Holdings Limited has duly caused this Amendment No. 4 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 10th day of February, 2000.


                                          FLAG TELECOM HOLDINGS LIMITED

                                          By: /s/ STUART RUBIN
     ---------------------------------------------------------------------------

                                          Name: Stuart Rubin

                                          Title: Assistant Secretary

                               POWERS OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andres Bande, Edward McCormack and Stuart Rubin, and each of them, with full power to act without the other, this person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments there and to file the same, with exhibits and schedules, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                   TITLE                      DATE
                      ---------                                   -----                      ----
                          *                            Chairman and Chief Executive
     -------------------------------------------         Officer (Principal            February 10, 2000
                    Andres Bande                         Executive Officer)

                                                       Chief Financial Officer
                          *                              (Principal Financial and
     -------------------------------------------         Accounting Officer) and       February 10, 2000
                  Edward McCormack                       Director

                  /s/ STUART RUBIN                     General Counsel and
     -------------------------------------------         Assistant Secretary           February 10, 2000
                    Stuart Rubin

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                 Michael Fitzpatrick

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                 Abdul Latif Ghurab

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                     Adnan Omar

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                    Daniel Petri

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                  Umberto Silvestri

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                  Jonathan Solomon

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                  Dr. Lim Lek Suan

                          *                            Director
     -------------------------------------------                                       February 10, 2000
                    Fumio Uehara

                          *                            Director
     -------------------------------------------                                       February 10, 2000
               Dr. Vallobh Vimolvanich


                             *By: /s/ STUART RUBIN
---------------------------------------------

                                 Stuart Rubin,

                              as Attorney-in-fact

                         FINANCIAL STATEMENT SCHEDULES

2. MOVEMENTS IN QUALIFYING AND VALUATION ACCOUNTS

                                                       BALANCE                  CHARGE TO
                                                      BEGINNING   EFFECTS OF     COSTS/
                                                      OF PERIOD   ACQUISITION    EXPENSE    DEDUCTIONS
                                                      ---------   -----------   ---------   ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
  FLAG Limited                    1994..............   $   --           --           --           --
  FLAG Limited                    1995..............   $   --           --           --           --
  FLAG Limited                    1996..............   $   --           --           --           --
  FLAG Limited                    1997..............   $   --           --        9,054           --
  FLAG Limited                    1998..............   $9,054           --        1,445       (1,869)
  FLAG Limited January 1 through February 26,
    1999............................................   $8,630           --           --           --
  FLAG Telecom Incorporation through
                  September 30, 1999................   $   --        8,630           --       (1,176)

                                      S-1